Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 2-96329, No. 33-29872, No. 33-49836 and No. 033-57267), pertaining to the Bank of Hawaii Profit Sharing Plan, including the post-effective amendment thereto filed on June 23, 1998, and the Pacific Century Financial Corporation Profit Sharing Plan, and Form S-8 No. 333-165825 pertaining to the Bank of Hawaii Retirement Savings Plan, of our report dated June 17, 2013, with respect to the financial statements and supplemental schedule of the Bank of Hawaii Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Honolulu, Hawaii
June 17, 2013